Exhibit (e)(1)

FORM OF

ADMINISTRATION AGREEMENT

AARP PORTFOLIOS

This Administration Agreement (“Agreement”), dated and effective as of                          ,             , is by and between AARP Financial Incorporated (“Administrator”), a Delaware corporation, and AARP Portfolios (“Trust”), a Delaware statutory trust.

WHEREAS, the Trust is an open-end, management investment company with multiple series (“Portfolios”), which is registered with the Securities and Exchange Commission (“SEC”) by means of a registration statement under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Trust desires to retain the Administrator to furnish certain administrative services to the Trust, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. APPOINTMENT OF ADMINISTRATOR

The Trust hereby appoints the Administrator to act as administrator with respect to the Trust for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services set forth in this Agreement. Absent written notification to the contrary by either the Trust or the Administrator, this appointment shall cover all duly established Portfolios of the Trust, whether in existence as of the date of this Agreement or established hereafter.

2. DELIVERY OF DOCUMENTS

The Trust will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.	The Trust’s Declaration of Trust and by-laws;

b.	The Trust’s currently effective registration statement (“Registration Statement”) under the 1940 Act and each Offering Memorandum and Statement of Additional Information (“SAI”) relating to the Portfolios and all amendments and supplements thereto as in effect from time to time;

c.	Certified copies of the resolutions of the Board of Trustees of the Trust (“Board”) authorizing (1) the Trust to enter into this Agreement and (2) certain individuals on behalf of the Trust to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses; and

d.	Such other certificates, documents or opinions that the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3. REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to the Trust that:

a.	It is a Delaware corporation, duly organized, existing and in good standing under the laws of the State of Delaware;

b.	It has the requisite power and authority to carry on its business in each jurisdiction in which it conducts business;

c.	All requisite corporate actions have been taken to authorize it to enter into and perform its duties obligations under this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	The Administrator’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4. REPRESENTATIONS AND WARRANTIES OF THE TRUST

The Trust represents and warrants to the Administrator that:

a.	It is a statutory trust, duly organized, existing and in good standing under the laws of Delaware;

b.	It has the requisite power and authority under applicable laws and its Declaration of Trust and by-laws to enter into and perform its duties and obligations under this Agreement;

c.	All requisite actions have been taken to authorize it to enter into and perform its duties and obligations under this Agreement;

d.	It is an investment company properly registered with the SEC under the 1940 Act;

e.	A registration statement under the 1940 Act has been filed and will be effective and remain effective during the term of this Agreement. The Trust also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made;

f.	No legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement;

g.	The Trust’s entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it; and

h.	As of the close of business on the effective date of this Agreement, the Trust is authorized to issue unlimited shares of beneficial interest.

5. ADMINISTRATION SERVICES

The Administrator shall provide the following services, subject to the control, supervision, authorization and direction of the Trust and, in each case where appropriate, the review and comment by the Trust’s auditors and legal counsel and in accordance with procedures which may be established from time to time between the Trust and the Administrator:

General Services

a.	Monitor and coordinate the activities of the other service providers of the Portfolios, including the sub-administrator, placement agent, custodian, counsel and independent accountants, as well as coordination of Portfolio compliance efforts and support for the Trust’s chief compliance officer;

b.	Upon request, report to the Board regarding the activities of each of the service providers;

c.	Assist the Trust in preparing for and handling regulatory examinations, inquiries and investigations, including working closely with counsel to the Trust and counsel the trustees that are not “interested persons” of the Trust under the 1940 Act (“Independent Trustees”);

d.	Provide and maintain office facilities for the Trust (which may be in the offices of the Administrator or an affiliate);

e.	Furnish corporate secretarial services, including assisting in the coordination of the preparation and distribution of materials for Board meetings;

f.	Provide suitable personnel to serve as officers of the Trust if so appointed by the Trustees; and

g.	Generally assist in all aspects of the Trust’s operation.

Portfolio Administration Treasury Services

h.	Prepare for the review and approval of necessary officers of the Trust all necessary financial information regarding the Portfolios that will be included in the Trust’s semi-annual and annual shareholder reports, Form N-Q reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

i.	Coordinate the audit of the Trust’s financial statements by the Trust’s independent accountants, including the preparation of supporting audit workpapers and other schedules, and make such reports and recommendations to the Board (or the Audit Committee of the Board (“Audit Committee”) concerning the performance of the independent accountants as the Board or the Audit Committee may reasonably request;

j.	Prepare for review by any necessary officers of the Trust the Trust’s periodic financial reports required to be filed with the SEC on Form N-SAR and financial information required by Form N-1A, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

k.	Prepare for review by an officer of the Trust annual fund expense budgets, perform accrual analyses and rollforward calculations and recommend changes to fund expense accruals on a periodic basis, review calculations, submit for approval by officers of the Trust and arrange for payment of the Trust’s expenses, review calculations of fees paid to the Trust’s investment adviser, custodian and fund accountant, and obtain authorization of accrual changes and expense payments;

l.	Provide periodic testing of the Portfolios with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for each Portfolio contained in the Registration Statement for the Portfolios, including quarterly compliance reporting to the Trust’s officers as well as preparation of Board compliance materials;

m.	Prepare and furnish total return performance information for each Portfolio, including such information on an after-tax basis, calculated in accordance with all applicable securities laws and regulations, as may be reasonably requested by Trust management;

n.	Prepare and disseminate vendor survey information;

o.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator;

p.	Maintain certain books and records of the Trust as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon;

q.	Consult with the Trust’s officers, independent accountants, legal counsel, custodian, fund accountant, and placement agent in establishing the accounting policies of the Trust;

r.	Oversee the determination and publication of the Trust’s net asset value in accordance with the Trust’s policy as adopted from time to time by the Board.

Portfolio Administration Blue Sky Services

s.	Perform Blue Sky services pursuant to the specific instructions of the Trust’s officers as detailed in Schedule B hereto;

Portfolio Administration Legal Services

t.	Prepare the agenda and background materials for all Board and committee meetings, make presentations at Board and committee meetings where appropriate or requested, prepare minutes for all Board and committee meetings; provide follow-up on matters raised at any Board and committee meetings; and attend shareholder meetings and prepare minutes of all such meetings;

u.	Prepare and mail quarterly and annual Code of Ethics forms for Independent Trustees, including a review of returned forms against portfolio holdings and reporting to the Board;

v.	Prepare for filing with the SEC the following documents: Form N-CSR; Form N-Q; Form N-PX; and all amendments to the Registration Statement, including all necessary updates of the Offering Memorandum and SAI for each Portfolio and any sticker supplements to the Offering Memorandum and SAI for each Portfolio;

w.	Prepare for filing with the SEC any necessary proxy statements;

x.	Assist the Trust in all other required filings of the Trust or the Portfolios made with the SEC or any other regulatory entities;

y.	Maintain general Board calendars and regulatory filings calendars;

z.	Maintain copies of the Trust’s Declaration of Trust and By-laws;

aa.	Act as liaison to counsel to the Trust and counsel to the Independent Trustees;

bb.	Assist in developing guidelines and procedures to improve overall compliance by the Trust;

cc.	Maintain continuing awareness of significant emerging regulatory and legislative developments that may affect the Trust, update the Board and the investment adviser or sub-adviser on those developments and provide related planning assistance where requested or appropriate;

dd.	Coordinate with insurance providers, including soliciting bids for Directors & Officers/Errors & Omissions (“D&O/E&O”) insurance and fidelity bond coverage, file fidelity bonds with the SEC and make related Board presentations;

Portfolio Administration Tax Services

ee.	Compute tax basis provisions for both excise and income tax purposes;

ff.	Prepare each Portfolio’s federal, state, and local income tax returns and extension requests for review and for filing by the Trust’s independent accountants and execution and filing by the Trust’s treasurer, including Form 1120-RIC, Form 8613 and Form 1099-MISC;

gg.	Coordinate Form 1099-DIV mailings; and

hh.	Review and sign off on periodic income distribution calculations and annual minimum distribution calculations (income and capital gain) prior to their declaration.

The Administrator shall perform such other services for the Trust that are mutually agreed to by the parties from time to time, for which the Trust will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6. COMPLIANCE MATTERS

The Administrator understands and agrees that it is a “service provider” to the Trust as contemplated by Rule 38a-1 under the 1940 Act. As such, the Administrator agrees to cooperate fully with the Trust and its Trustees and officers, including the Trust’s Chief Compliance Officer (“CCO”), with respect to (1) any and all compliance-related matters, and (2) the Trust’s efforts to assure that each of its service providers adopts and maintains policies and procedures that are reasonably designed to prevent violation of the “federal securities laws”, as that term is defined by Rule 38a-1, by the Trust and its service providers. In this regard, the Administrator shall:

a. submit to the Board for its consideration and approval, prior to commencement of the operations of the Portfolios, the Administrator’s applicable compliance policies and procedures;

b. submit to the Board for its consideration and approval, annually (and at such other times as the Trust may reasonably request), a report (“Report”) fully describing any material amendments to Administrator’s compliance policies and procedures since the more recent of: (1) the Board’s approval of such policies and procedures or (2) the most recent Report;

c. provide periodic reports discussing the Administrator’s compliance program and special reports in the event of material compliance matters;

d. permit the Trust and its Trustees and officers to become familiar with the Administrator’s operations and understand those aspects of the Administrator’s operations that may expose the Trust to compliance risks or lead to a violation by the Trust or the Administrator of the federal securities laws;

e. permit the Trust and its Trustees and officers to maintain an active working relationship with the Administrator’s compliance personnel by, among other things, providing the Trust’s CCO and other officers with a specified individual within the Administrator’s organization to discuss and address compliance related matters;

f. provide the Trust and its Trustees and CCO with such certifications as may be reasonably requested; and

g. reasonably cooperate with the Trust’s independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that access to all reasonably necessary information and the appropriate personnel are made available to such accountants, to support the expression of the accountant’s opinion and their review of the appropriate internal controls and operations, as such may be required from time to time.

7. FEES; EXPENSES; EXPENSE REIMBURSEMENT

a. The Administrator shall receive from the Trust such compensation for the Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written Fee Schedule to this Agreement as approved by the parties to this Agreement. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Trust shall reimburse the Administrator for its reasonable and documented out-of-pocket costs incurred in connection with this Agreement. All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

b. The Trust agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Trust through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Trust’s behalf at the Trust’s request or with the Trust’s consent.

c. The Administrator shall be responsible for assuming only those expenses of the Trust that it has agreed to assume in writing as part of this Agreement or otherwise. The Administrator shall not, unless it has otherwise agreed in writing, be responsible for the following expenses: organizational expenses; cost of services of independent accountants; cost of services of outside legal counsel of the Trust and the Independent Trustees (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q, Form N-PX, Form N-SAR, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Trust directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to the Trust’s operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of the Independent Trustees, the salary and expenses of any officer, trustee or employee of the Trust (other than an officer, trustee or employee of the Trust who also is an officer, director or employee of the Administrator); costs incidental to the printing, distribution and mailing of the Trust’s registration statements and any amendments thereto and shareholder reports; cost of typesetting, printing, distribution and mailing of the Offering Memorandum and SAI for the Portfolios; cost of preparation and filing of the Trust’s tax returns, all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and cost of independent pricing services used in computing the Portfolios’ net asset values.

d. The Administrator is authorized to and may employ, associate with or contract with such person or persons as the Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Administrator and that the Administrator shall be as fully responsible to the Trust for the acts and omissions of any such person or persons as it is for its own acts and omissions. The Administrator may request that the Trust directly pay to any such person or persons the portion of the Administrator’s compensation that the Administrator is obligated to pay to such person or persons. If the Trust agrees to such request, the compensation the Trust pays to the Administrator shall be reduced by amounts paid directly to any such person or persons.

8. INSTRUCTIONS AND ADVICE

a. At any time, the Administrator may apply to any designated officer of the Trust for instructions and may consult with its own legal counsel or outside counsel for the Trust or the independent accountants for the Trust at the expense of the Trust, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement.

b. The Administrator shall not be liable, and shall be indemnified by the Trust, for any action taken or omitted by it in good faith in reasonable reliance upon any such instructions or advice or upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Trust. Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

9. LIMITATION OF LIABILITY AND INDEMNIFICATION

a. The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided in this Agreement, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless caused by or resulting from the negligence or willful misconduct of the Administrator, its sub-contractors, officers or employees in the performance of its or their obligations under this Agreement or by reason of the reckless disregard of its or their duties under this Agreement.

b. Neither party shall be liable to the other for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages arising out of any act or failure to act hereunder.

c. The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption, provided that: (1) the Administrator has implemented and maintains a business continuity plan that is deemed to be reasonable and appropriate by the Board, (2) the business continuity plan complies with applicable laws, rules and regulations, and (3) the Administrator uses its best efforts to mitigate losses of the Portfolios.

d. The Trust shall indemnify and hold harmless the Administrator and its directors, officers, employees and sub-contractors against all loss, cost, damage and expense, including reasonable fees and expenses for legal counsel, incurred by the Administrator as a result of any claim, demand, action or suit in connection with or arising from the Administrator’s acceptance of this Agreement, any action or omission of the Administrator in the performance of its duties under this Agreement, or as a result of acting upon any instructions reasonably believed by the Administrator to be genuine and to have been duly authorized by the Trust or upon reasonable reliance on information or records given or made by the Trust, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own negligence or willful misconduct in the performance of their obligations and duties under this Agreement or by reason of the reckless disregard of its or their duties under this Agreement.

e. The Administrator shall indemnify and hold harmless the Trust and its trustees, officers, employees and agents against all loss, cost, damage and expense, including reasonable fees and expenses for legal counsel, incurred by the Trust or its trustees, officers, employees or agents as a result of any claim, demand, action or suit in connection with or arising from the negligence or willful misconduct of the Administrator or its sub-contractors, officers or employees in the performance of its or their obligations and duties under this Agreement or by reason of the reckless disregard of its or their duties under this Agreement..

f. The indemnifications contained herein shall survive the termination of this Agreement.

10. CONFIDENTIALITY

The Administrator agrees that, except as otherwise required by law or in connection with any requested disclosure to a regulatory authority with appropriate jurisdiction, it will keep confidential all records and information in its possession relating to the Trust or its shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the written consent of the Trust.

11. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

a. The Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. The Administrator shall comply with all laws, rules and regulations applicable to it in the performance of its duties under this Agreement.

b. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records that it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Trust.

12. SERVICES NOT EXCLUSIVE

The services of the Administrator to the Trust are not to be deemed exclusive, and the Administrator shall be free to render similar services to others, to the extent that such service does not affect the Administrator’s ability to perform its duties and obligations hereunder. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust.

13. TERM, TERMINATION AND AMENDMENT

a. This Agreement shall become effective as of the date first above written. The Agreement shall remain in effect with respect to each Portfolio and as a whole unless terminated by either party with respect to a Portfolio or as a whole on sixty (60) days’ prior written notice. Termination of this Agreement with respect to any given Portfolio shall in no way affect the continued validity of this Agreement with respect to any other Portfolio.

b. Upon termination of this Agreement, the Trust shall pay to the Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination.

c. This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

14. NOTICES

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

if to the Trust:

AARP Portfolios

601 E Street, N.W.

Washington DC 20006

Attn:                     , fax:                         ,

if to the Administrator:

AARP Financial Incorporated

Two Highwood Drive (2nd Floor)

Tewksbury MA 01876

Attn:                                , fax:                         .

15. NON-ASSIGNABILITY

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party.

16. SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Trust and the Administrator and their respective successors and permitted assigns.

17. ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

18. WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

19. SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

20. GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Delaware.

21. REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

22. COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

AARP PORTFOLIOS

By:
Name:
Title:

AARP FINANCIAL INCORPORATED

By:
Name:
Title:

ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Portfolios and Classes of Shares

Portfolio	Classes of Shares
U.S. Stock Market Portfolio	N/A
International Stock Market Portfolio	N/A
U.S. Bond Market Portfolio	N/A

ADMINISTRATION AGREEMENT

SCHEDULE B

Filings with State Securities Administrators

At the specific direction of the Trust, the Administrator will prepare required documentation and make appropriate filings in accordance with the securities laws of each jurisdiction in which Trust shares are to be offered or sold pursuant to instructions given to the Administrator by the Trust.

The Trust shall be solely responsible for the determination (i) of those jurisdictions in which filings are to be submitted and (ii) the number of Trust shares to be permitted to be sold in each such jurisdiction.

In the event that the Administrator becomes aware of (a) the sale of Trust shares in a jurisdiction in which no filing has been made or (b) the sale of Trust shares in excess of the number of Trust shares permitted to be sold in such jurisdiction, the Administrator shall report such information to the Trust, and it shall be the Trust’s responsibility to determine appropriate corrective action and instruct the Administrator with respect thereto.

The Blue Sky services shall consist of the following:

1. Filing of Trust’s initial filings, as directed by the Trust;

2. Filing of Trust’s renewals and amendments as required;

3. Filing of amendments to the Trust’s registration statement where required;

4. Filing Trust sales reports where required;

5. Payment at the expense of the Trust of all Trust filing fees;

6. Filing the Offering Memorandum and SAI for each Portfolio and any amendments or supplements thereto where required;

7. Filing of annual reports, semi-annual reports, quarterly reports, and proxy statements where required; and

8. The performance of such additional services as the Administrator and the Trust may agree upon in writing.

Unless otherwise specified in writing by the Administrator, Blue Sky services by the Administrator shall not include determining the availability of exemptions under a jurisdiction’s blue sky law. Any such determination shall be made by the Trust or its legal counsel. In connection with the services described herein, the Trust shall issue in favor of the Administrator a power of attorney to submit filings on behalf of the Trust, which power of attorney shall be substantially in the form of Exhibit I attached hereto.

EXHIBIT 1

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, as of                          that AARP Portfolios (“Trust”) on behalf of its series (the “Portfolios”) with principal offices at 601 E Street, NW, Washington, DC, makes, constitutes, and appoints                                  (“Filing Party”) with principal offices at                                  its lawful attorney-in-fact for it to do as if it were itself acting, the following:

1. FILINGS FOR FUND SHARES. The Power to submit appropriate filings for the Portfolios in each jurisdiction in which the Portfolios’ shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file any and all of the Portfolios’ applications including without limitation, applications to provide notice for the Portfolios’ shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, or other documents and instruments now or hereafter required or appropriate in the judgment of the Filing Party in connection with filings relating to the Portfolios’ shares.

2. CHECKS. The power to draw, endorse, and deposit checks in the name of the Portfolios in connection with the filings relating to the Portfolios’ shares with state securities administrators.

3. AUTHORIZED SIGNERS. Pursuant to this Limited Power of Attorney, individuals holding the titles of Officer, Blue Sky Manager or Senior Blue Sky Administrator at the Filing Party shall have authority to act on behalf of the Portfolios with respect to items 1 and 2 above.

The execution of this limited power of attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by the Filing Party of such termination of authority. Nothing herein shall be construed to constitute the appointment of the Filing Party as or otherwise authorize the Filing Party to act as an officer, director or employee of the Trust.

IN WITNESS WHEREOF, the Trust has caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

AARP PORTFOLIOS

By:
Name:
Title:

Subscribed and sworn to before me

this      day of                      2005

Notary Public State of

In and for the County of

My Commission expires